UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 23, 2015

AVALANCHE BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive, Suite A

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    The Board of Directors (the “Board”) of Avalanche Biotechnologies, Inc. (the “Company”) announced today that Thomas W. Chalberg, Jr., Ph.D., has resigned as the Chief Executive Officer and President of the Company and as a member of the Board, effective July 23, 2015. The Board also announced that it has commenced a search process to identify a successor. Hans P. Hull, Senior Vice President, Business Operations, has been named interim Chief Executive Officer and President to lead the Company while the search for a permanent Chief Executive Officer is conducted. Dr. Chalberg will continue with the Company as a consultant and member of the Company’s Scientific Advisory Board.

Dr. Chalberg and the Company are parties to a Change in Control and Severance Agreement, dated November 5, 2014 (the “Severance Agreement”). Dr. Chalberg will not be entitled to any severance benefits pursuant to the Severance Agreement as a result of his resignation. In connection with Dr. Chalberg’s resignation and his engagement as a consultant and Scientific Advisor, however, Dr. Chalberg and the Company have entered into a Separation Agreement and General Release, dated July 23, 2015 (the “Separation Agreement”). Under the Separation Agreement, Dr. Chalberg will provide consulting services to the Company until the first anniversary of July 23, 2015 (the “consulting period”), devoting up to 32 hours per week during the first three months and up to 20 hours per week during the second three months of the consulting period, and remaining reasonably available for consultation during the remaining six months of the consulting period, not to exceed eight hours per week. During the consulting period, Dr. Chalberg will be paid a fee at the same rate as his salary in effect prior to his resignation and will continue to vest in outstanding equity awards held by him at the same rates in effect for such awards prior to his resignation. Shares of the Company’s common stock subject to his outstanding equity awards that were otherwise scheduled to vest following the expiration of the consulting period will not vest under any circumstances and have been forfeited. If a Change in Control (as defined in the Severance Agreement) occurs during the consulting period, Dr. Chalberg will automatically vest in those equity awards that would otherwise have vested during the consulting period. The consulting arrangement is terminable by either party upon thirty (30) days’ written notice, with accelerated vesting of Dr. Chalberg’s equity awards and continued payment of his consulting fee in full if the Company terminates the consulting arrangement without Cause or he terminates for Good Reason (each as defined in the Separation Agreement). The Separation Agreement contains, or incorporates from the Severance Agreement, noncompetition, nonsolicitation, confidentiality and mutual nondisparagement provisions, mutual releases of certain claims, and provisions relating to sales of securities of the Company by Dr. Chalberg.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

(c)

Hans Hull

Effective July 23, 2015, Mr. Hull, age 40, will serve as interim Chief Executive Officer and President until the Board has identified a permanent Chief Executive Officer. Mr. Hull has served as Senior Vice President, Business Operations, of the Company since July 2014 and is Corporate Secretary of the Company. Previously, he served as Vice President, Legal and Corporate Development of the Company from February 2012 to July 2014. From March 2005 to April 2008, he served as General Manager and then Chief Executive Officer of Orthobond Corporation, a medical device company. From May 2008 to December 2011, he served as a legal and business development consultant for life sciences companies, including Second Genome, Inc., a biotechnology company, and Aprecia Pharmaceuticals

Company, a pharmaceutical company. Mr. Hull began his career in life sciences as a strategy consultant to pharmaceutical and biotechnology companies for ZS Associates, Inc. from September 1997 to April 2000 and also worked as an attorney at Heller Ehrman White & McAullife LLP from September 2003 to March 2005. Mr. Hull received his A.B. in Chemistry from Princeton University and a J.D. from Boalt Hall School of Law at the University of California, Berkeley.

There are no family relationships between Mr. Hull and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Hull and any other persons pursuant to which he was selected as interim Chief Executive Officer and President. Mr. Hull has no direct or indirect material interest in any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except as follows: In April 2014, the Company issued an aggregate of 7,321,003 shares of its Series B convertible preferred stock for an aggregate purchase price of approximately $55 million. As disclosed in the Company’s proxy statement for its 2015 annual meeting of stockholders, it sold shares of Series B convertible preferred stock to its directors, executive officers, then 5% stockholders and their affiliates, including 3,320 shares sold to Mr. Hull for a purchase price of $25,000. At the completion of the initial public offering of the Company’s common stock, each share of Series B convertible preferred stock converted into one share of its common stock.

In connection with his appointment as interim Chief Executive Officer and President, Mr. Hull will be entitled to receive a special, one-time cash bonus of One Hundred Twenty Thousand Dollars ($120,000), payable in a lump sum within ten business days of the date of commencement of employment of a permanent Chief Executive Officer of the Company, subject to Mr. Hull’s continued employment with the Company.

Mehdi Gasmi

Effective July 23, 2015, Mehdi Gasmi, Ph.D., age 48, will serve as interim Chief Scientific Officer until the Board has identified a permanent Chief Scientific Officer. Dr. Gasmi has served as Senior Vice President, Pharmaceutical Development of the Company since June 2015 and Vice President, Pharmaceutical Development of the Company from November 2013 to June 2015. Dr. Gasmi leads manufacturing and quality control efforts for the Company’s gene therapy product candidates. From December 2011 to November 2013, as principal of ClinVec Solutions, LLC, Dr. Gasmi provided adeno-associated virus (AAV) and lentiviral gene therapy consulting services to various companies, including to the Company between June 2013 to October 2013. Prior to that, Dr. Gasmi oversaw production of clinical batches of recombinant AAV and lentiviral gene therapy products for both Généthon, a gene therapy company, where he served as Vice President of Biomanufacturing from July 2009 to December 2011, and for Ceregene, a gene therapy company, where Dr. Gasmi served as Senior Director, Product Development from December 2001 to June 2009. Dr. Gasmi obtained his M.S. and his Ph.D. in Biochemistry from the Claude Bernard University in Lyon, France. He is a member of the American Society of Gene and Cell Therapy.

There are no family relationships between Dr. Gasmi and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Dr. Gasmi and any other persons pursuant to which he was selected as interim Chief Scientific Officer. Dr. Gasmi has no direct or indirect material interest in any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as interim Chief Scientific Officer, Dr. Gasmi will be entitled to receive a special, one-time cash bonus of One Hundred Thousand Dollars ($100,000), payable in a lump sum within ten business days of July 22, 2016, subject to Dr. Gasmi’s continued employment with the Company.

Item 7.01 Regulation FD Disclosure.

On July 23, 2015, the Company issued a press release (the “Press Release”) announcing, among other matters, Dr. Chalberg’s resignation and commencement by the Board of searches to identify a permanent Chief Executive Officer and to recruit additional directors to join the Board. The Company also announced that the Board has appointed a special committee, composed of independent directors John P. McLaughlin and Paul D. Wachter, to lead these processes. A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information furnished on this Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated July 23, 2015, by and between Avalanche Biotechnologies, Inc. and Thomas W. Chalberg, Jr., Ph.D.

10.2	Special Bonus Letter, dated July 23, 2015, for Hans P. Hull.

10.3	Special Bonus Letter, dated July 23, 2015, for Mehdi Gasmi, Ph.D.

99.1	Press Release, dated July 23, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2015	AVALANCHE BIOTECHNOLOGIES, INC.

	By:	/s/ Hans P. Hull
Hans P. Hull, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated July 23, 2015, by and between Avalanche Biotechnologies, Inc. and Thomas W. Chalberg, Jr., Ph.D.

10.2	Special Bonus Letter, dated July 23, 2015, for Hans P. Hull.

10.3	Special Bonus Letter, dated July 23, 2015, for Mehdi Gasmi, Ph.D.

99.1	Press Release, dated July 23, 2015.